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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 21, 2003 (our "Report") accompanying the consolidated financial statements of Nam Tai Electronics, Inc. and subsidiaries appearing in this Amendment No. 1 to Registration Statement No. 333-103547 on Form F-3 of Nam Tai Electronics, Inc. (the "Registration Statement") and in the Annual Report of Nam Tai Electronics, Inc. on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this Registration Statement. We consent to the inclusion of our Report in the Registration Statement and to the incorporation by reference of our Report in the Registration Statement and to reference to us under the heading "Experts".


/s/ GRANT THORNTON
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Grant Thornton

Hong Kong
April 18, 2003